Baird Global Industrial Conference Sachin Lawande, President and CEO November 2018 Exhibit 99.1

Visteon Corporation Leading supplier of cockpit electronics and autonomous driving systems to carmakers across the world $3.15B annual sales 10,000 employees 18 countries 19 manufacturing locations 18 technical centers

A Broad and Diversified Customer Base Global automotive technology company with more than 25 customers worldwide

Automotive Technology Trends Favor Visteon Visteon well-positioned to capitalize in evolving automotive industry environment Automotive Electronics Trends Distributed to centralized computing OEM investment in new EV platforms Electrical architecture increasing pace of digital cockpit Connected Digital cockpit Power consumption Low weight Increased interest at OEMs in Level 3 ADAS Level 3 systems require centralized computing Display Audio Digital Cluster ECU Consolidation Electric Vehicles Autonomous Vehicles Macro Trends Autonomous Driving

Strong Growth in New Business Wins YTD New Business Wins (1) 2018 YTD Breakdown Highlights (Dollars in billions) (1) YTD new business wins represent nine months ended September 30th. YTD new business wins increased 17% Y/Y 75% conquest wins 2 new OEM nameplates 49% Y/Y increase in average award size 4 SmartCoreTM wins 35% All-Digital Clusters / Complex Displays 35% Display Audio / Embedded Infotainment ~$1 billion powered by SmartCoreTM 70% from next-generation digital products

Operational Excellence Delivering cost efficiencies while investing for long-term growth New Product Launches Net Engineering Spend (Dollars in millions) Note: YTD figures for nine months ended September 30th. 35% 67% Y/Y increase in product launches Y/Y increase in average lifetime revenue per launch Advanced R&D 5% Y/Y increase in net engineering 1% Y/Y decrease in labor, overhead & launch costs Labor, Overhead & Launch drivecore Progress

Visteon

Three Eras of Enhanced Safety

Advanced Driver Assistance
2010-2016
Level 1 and Level 2 Features

Partially Automated Safety
2016-2025
Lane Change Assist
Traffic Jam Assist
Self-Park

Fully Automated Safety
2025+
Highway Autopilot
City Autopilot

DriveCore™ Update



Visteon
SmartCore

✓ Level 2 features complete

✓ Engagement with lead customer

- Working on development of Level 3 capabilities, with end of 2019 target

DriveCore™ Ecosystem – China

广汽集团 GAC GROUP

Tencent 腾讯

Zong Mu

Partnerships with key China technology leaders

Transitioning into Level 3 autonomous driving technologies via partnership with GAC

7

Artificial Intelligence in the Cockpit Voice Enabled Smart Assistant Driver Monitoring Systems Image recognition error rates now better for algorithms than humans due to AI advances Required for Euro NCAP 5-star safety rating Key requirement for level-3 self-driving Machine learning vs. computer vision Algorithm voice recognition accuracy has reached threshold for human accuracy Natural language interaction Edge vs. cloud-based smart assistant Optimized for in-car experience “AI in Cockpit” Developing edge AI for autonomous and cockpit applications Integration of DMS into cluster and Voice Smart Assistant into infotainment Partnering with Tencent for China market

Building the Foundation Through Long-Term Vision Customer Engagement Technology Portfolio Return Enhancement 17% Y/Y increase in YTD new business wins 70% of YTD new business wins from next-generation digital products Executed $250 million in open-market repurchases and ASR in 2018 YTD 75% of YTD new business wins are conquest wins SmartCoreTM wins of nearly $1 billion YTD $450 million remaining in authorized share buyback programs